CORPORATE SERVICES AGREEMENT

This Corporate Services Agreement (the AAgreement) is made and effective as of this 13th day of June, 2024 (the AEffective Date@), by and between Real Time Funding Resources, LLC, a Wyoming limited liability company (the AAdvisor@), and Software Effective Solutions, Inc., a Louisiana corporation (the ACompany@).

WHEREAS, the Company desires to have Advisor provide certain Corporate services, as specifically set forth on Exhibit A attached this Agreement (collectively, the AServices@), pursuant to the terms and conditions of this Agreement;

WHEREAS, Advisor desires to provide the Services to the Company pursuant to the terms and conditions of this Agreement;

NOW, THEREFORE, in consideration of the foregoing promises and the mutual covenants herein contained, the parties hereto intending to be legally bound, agree as follows:

1.Appointment of Advisor as Corporate Advisor. The Company grants to Advisor for the term of this Agreement, the authority to provide to the Company, on a non-exclusive basis, corporate services described herein upon the terms and conditions set forth in this Agreement.

2.Advisor Services. Advisor, in its capacity as an independent contractor, will provide Services to the Company during the term of this Agreement when and as reasonably requested by the Company. The Company acknowledges that Advisor will limit its role under this Agreement to that of an advisor, and that Advisor is not, and will not become, engaged in the business of: (a) assisting or effecting securities transactions, directly or indirectly, for or on the account of the Company, (b) providing investment advisory services as defined in the Investment Advisors Act of 1940, or (c) providing any tax, legal, auditing or other services except as specifically set forth in this or any other Agreement.

3.Compensation to Advisor. As compensation for providing the services, the Company agrees to issue to Advisor a convertible note in the amount of Fifty Thousand Dollars ($50,000.00) per month in the form attached hereto as Exhibit B (collectively, the ANotes@). The Company agrees and acknowledges that each of the Notes are fully earned as of their respective dates of issuance. The Company hereby agrees to furnish any documentation necessary for the Advisor to deposit the shares underlying the Notes with a FINRA-registered broker-dealer once any applicable holding period has elapsed.

4.Prohibited Services. The Advisor shall not: (a) discuss, advise and/or negotiate any of the terms of any securities transaction (AOffering@); (b) participate in any advertisement, endorsement, or general solicitation in connection with any Offering; (c) participate in the preparation of any materials in connection with any Offering; (d) perform any independent analysis of any Offering; (e) engage in any Adue diligence@ activities in connection with any Offering; (f) assist with or provide financing for the Company (to consummate an Offering); (g) provide advice as to the valuation or financial advisability in connection with any Offering; or (h) handle any funds or securities in connection with any Offering. Nothing in this Agreement permits the Advisor to act, nor will the Advisor act, as a securities Adealer,@ Abroker-dealer@ or Aunderwriter@ as defined by the Federal and State securities laws (collectively, ALaws@). The Company acknowledges that the Advisor is not a securities Adealer,@ Abroker-dealer@ or Aunderwriter@ as defined by the Laws.

5.Confidentiality. The Advisor acknowledges that Advisor shall keep in confidence any information that the Company provides to Advisor pursuant to this Agreement. Notwithstanding the foregoing, Advisor shall not be required to maintain confidentiality with respect to information (a) which is or becomes part of the public domain not due to the breach of this Agreement by Advisor; (b) of which it had independent knowledge prior to disclosure; (c) which comes into the possession of Advisor in the normal and routine course of its own business from and through independent non-confidential sources; or (d) which is required to be disclosed by Advisor by laws, rule or regulators. If Advisor is requested or required to disclose any information supplied to it by the Company, Advisor shall, unless prohibited by law, promptly notify the Company of such request(s) so that the Company may seek an appropriate protective order.

6.Advisor=s Services to Others. The Company acknowledges that Advisor or its affiliates may provide services and consulting advice to others. Nothing herein contained shall be construed to limit or restrict Advisor in conducting such business with others, or in rendering such advice to others.

7.Term of Agreement; Termination. The term of this Agreement shall be for six (6) months commencing on the Effective Date, unless terminated by either party by written notice as provided for herein five (5) days prior to the fifteenth (15th) day of any month during the term of this Agreement. Either party may immediately terminate this Agreement for Cause, upon delivery of a written notice. ACause@ means the occurrence of any of the following events: (a) willful, continued and systematic failure to substantially perform duties or covenants set forth herein or in any agreement between the parties hereto; (b) conduct that amounts to willful misconduct or gross negligence; (c) fraud, misappropriation, dishonesty, embezzlement or similar conduct by one party against

CORPORATE SERVICES AGREEMENT   |   PAGE 1

the other party.

8.Expenses. Each of the parties hereto shall be solely responsible for any and all of its own and costs and expenses related to the negotiation and preparation of this Agreement. It is agreed and acknowledged by the Company that the Advisor may incur out of pocket costs and expenses in connection with the provision of services to the Company hereunder. The Company hereby agrees to advance such costs or expenses or to repay any such costs or expenses incurred by Advisor within fifteen (15) days of Advisor presenting an invoice for such expenses, as long as such expenses are approved by the Company in writing in advance.

9.Representations of the Company. The Company represents and warrants to Advisor that the disclosure documents filed with the Securities and Exchange Commission and/or OTCMarkets regarding the Company and its business, assets and liabilities are and will be true and correct and contain no material omission or misstatement of facts. The Company agrees to keep Advisor currently informed as to any changes in material fact regarding the Company, its business, its assets and liabilities, or any other matters referred to in the disclosure documents provided by the Company.

10.Independent Contractor. Advisor shall act at all times hereunder as an independent contractor as that term is defined in the Internal Revenue Code of 1986, as amended, with respect to the Company, and not as an employee, partner, agent or co-venturer of or with the Company. Except as set forth herein, the Company shall neither have nor exercise control or direction whatsoever over the operations of Advisor and Advisor shall neither have nor exercise any control or direction whatsoever over the employees, agents or subcontractors hired by the Company.

11.No Agency Created. No agency, employment, partnership or joint venture shall be created by this Agreement, as Advisor is an independent contractor. Advisor shall have no authority as an agent of the Company or to otherwise bind the Company to any agreement, commitment, obligation, contract, instrument, undertaking, arrangement, certificate or other matter. Each party hereto shall refrain from making any representation intended to create an apparent agency, employment, partnership or joint venture relationship between the parties.

12.Indemnification.

(a)The Company hereby represents and warrants that all information, if any, furnished by the Company or its representatives or made available to the Advisor by the Company, is complete and accurate in all material respects, and does not omit any material fact or information necessary to make the statements contained therein not misleading. The Company will indemnify, defend and hold harmless the Advisor, its affiliates, successors, assigns, agents, employees and all persons, firms and entities who might be claimed to be jointly or severally liable with the Advisor against any loss or liability (including any legal fees and costs incurred in connection with such claim) arising from the Company=s failure to perform its obligations hereunder.

(b)The Advisor shall indemnify, defend and hold harmless the Company, its affiliates, successors, assigns, agents, officers, directors, employees and all persons, firms and entities who might be claimed to be jointly or severally liable with the Company from and against any and all losses, claims, damages, liabilities, cost and expenses (including any reasonable legal fees and costs incurred in connection with such claim) to which such indemnified party may become subject as a breach of this Agreement by the Advisor. Notwithstanding anything contained herein to the contrary, in no event shall Advisor be liable for consequential, special, indirect, incidental, punitive, or exemplary loss, damage, cost or expense (including, without limitation, lost profits and opportunity costs) unless due to gross negligence on the part of the Advisor.

13.Notices. Any notice required or permitted to be given pursuant to this Agreement shall be in writing (unless otherwise specified herein) and shall be deemed effectively given upon personal delivery or upon receipt by the addressee by courier or by telefacsimile addressed to each of the other Parties thereunto entitled at the respective address listed below, with a copy by email, or at such other addresses as a Party may designate by ten days advance written notice:

If to the Company:Software Effective Solutions, Inc.

6500 River Place Blvd, Building 7, Suite 250

Austin, Texas 78730

If to the Advisor:Real Time Funding Resources, LLC

1712 Pioneer Avenue, Suite 2589

Cheyenne, Wyoming 82001

14.Assignment. This Agreement shall not be assigned, pledged or transferred in any way by either party hereto without the prior written consent of the other party. Any attempted assignment, pledge, transfer or other disposition of this Agreement or any rights, interests or benefits herein contrary to the foregoing provisions shall be null and void.

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15.Conflicting Agreements. Advisor and the Company represent and warrant to each other that the entry into this Agreement and the obligations and duties undertaken hereunder will not conflict with, constitute a breach of or otherwise violate the terms of any agreement or court order to which either party is a party, and that each party is not required to obtain the consent of any person, firm, corporation or other entity in order to enter into this Agreement.

16.No Waiver. No terms or conditions of this Agreement shall be deemed to have been waived, nor shall any party hereto be stopped from enforcing any provisions of the Agreement, except by written instrument of the party charged with such waiver or estoppel. Any written waiver shall not be deemed a continuing waiver unless specifically stated, shall operate only as to the specific term or condition waived, and shall not constitute a waiver of such term or condition for the future or as to any act other than specifically waived.

17.Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Louisiana.

18.Entire Agreement. This Agreement contains the entire agreement of the parties hereto in regard to the subject matter hereof and may not be changed orally but only by written document signed by the party against whom enforcement of the waiver, change, modification, extension or discharge is sought. This Agreement supersedes all prior written or oral agreements by and among the Company or any of its subsidiaries or affiliates and Advisor or any of its affiliates with respect to the subject matter of this Agreement.

19.Paragraph Headings. Headings contained herein are for convenient reference only. They are not a part of this Agreement and are not to affect in any way the substance or interpretation of this Agreement.

20.Survival of Provisions. In case any one or more of the provisions or any portion of any provision set forth in this Agreement should be found to be invalid, illegal or unenforceable in any respect, such provision(s) or portion(s) thereof shall be modified or deleted in such manner as to afford the parties the fullest protection commensurate with making this Agreement, as modified, legal and enforceable under applicable laws. The validity, legality and enforceability of any such provisions shall not in any way be affected or impaired thereby and such remaining provisions shall be construed as severable and independent thereof.

21.Binding Effect. This Agreement is binding upon and inures to the benefit of the parties hereto and their respective successors and assigns, subject to the restriction on assignment contained herein.

22.Attorney=s Fees. The prevailing party in any legal proceeding arising out of or resulting from this Agreement shall be entitled to recover its costs and fees, including, but not limited to, reasonable attorneys= fees and post judgment costs, from the other party.

23.Authorized Agent. The persons executing this Agreement on behalf of the Company and Advisor hereby represent and warrant to each other that they are the duly authorized representatives of their respective entities and that each has taken all necessary corporate or partnership action to ratify and approve the execution of this Agreement in accordance with its terms.

24.Additional Documents. Each of the parties to this Agreement agrees to provide such additional duly executed (in recordable form, where appropriate) agreements, documents and instruments as may be reasonably requested by the other party in order to carry out the purposes and intent of this Agreement.

25.Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original and all of which shall constitute one agreement. A telefacsimile or electronic scan of this Agreement may be relied upon as full and sufficient evidence as an original.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date first written above.

COMPANY:	ADVISOR:

SOFTWARE EFFECTIVE SOLUTIONS, INC.	REAL TIME FUNDING SOLUTIONS, INC.

By: /s/ Jose Gabriel Diaz	By: /s/ Mark Davis
Jose Gabriel Diaz	Mark Davis
Chief Executive Officer	Its authorized agent

CORPORATE SERVICES AGREEMENT   |   PAGE 3

EXHIBIT A

Corporate Services

Services provided included the following:

South American Operations

$ General business consulting services with respect to operations in South America

Financial Services

$ Assistance with reconciliation of bank statements

$ Assistance with determination of appropriate derivative treatment on convertible notes

$ Assistance with determination of appropriate discount on notes and quarterly amortization

$ Assistance with calculation of derivative liability on convertible notes

$ Assistance with determination of weighted average shares outstanding for Earnings per share purposes

$ Assistance with determination of fully diluted shares for footnote disclosure purposes

$ Assistance with preparation of consolidated financial statements (Quarterly and Annual Reports)

$ Assistance with preparation of Management=s Discussion and Analysis (Quarterly and Annual Reports)

CORPORATE SERVICES AGREEMENT   |   PAGE 4

EXHIBIT B

Form of Note

NEITHER THE ISSUANCE AND SALE OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE NOR THE SECURITIES INTO WHICH THESE SECURITIES ARE CONVERTIBLE HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS. THE SECURITIES MAY NOT BE OFFERED FOR SALE, SOLD, TRANSFERRED OR ASSIGNED IN THE ABSENCE OF (A) AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR (B) AN OPINION OF COUNSEL (WHICH COUNSEL SHALL BE SELECTED BY THE HOLDER), IN A GENERALLY ACCEPTABLE FORM, THAT REGISTRATION IS NOT REQUIRED UNDER SAID ACT.

Principal Amount: $50,000.00Issue Date: _________

Purchase Price: $50,000.00

CONVERTIBLE PROMISSORY NOTE

FOR VALUE RECEIVED, Software Effective Solutions, Inc., a Louisiana corporation (hereinafter called the ABorrower@), hereby promises to pay to the order of Real Time Funding Resources, LLC, or registered assigns (the AHolder@), the sum of $50,000.00 together with any interest as set forth herein, on __________ (the AMaturity Date@), including interest on the unpaid principal balance hereof at the rate of eight percent (8%) (the AInterest Rate@) per annum from the date hereof (the AIssue Date@) until the same becomes due and payable, whether at maturity or upon acceleration or by prepayment.

This Note may not be prepaid in whole or in part except as otherwise explicitly set forth herein. Any amount of principal or interest on this Note which is not paid when due shall bear interest at the rate of eighteen percent (18%) per annum from the due date thereof until the same is paid (ADefault Interest@). Interest shall commence accruing on the date that the Holder pays the full Purchase Price to the Borrower and shall be computed on the basis of a 365-day year and the actual number of days elapsed. All payments due hereunder (to the extent not converted into common stock, $0.001 par value per share (the ACommon Stock@) in accordance with the terms hereof) shall be made in lawful money of the United States of America. All payments shall be made at such address as the Holder shall hereafter give to the Borrower by written notice made in accordance with the provisions of this Note.

Each capitalized term used herein, and not otherwise defined, shall have the meaning ascribed thereto in that certain Securities Purchase Agreement dated the date hereof, pursuant to which this Note was originally issued (the APurchase Agreement@).

This Note is free from all taxes, liens, claims and encumbrances with respect to the issue thereof and shall not be subject to preemptive rights or other similar rights of shareholders of the Borrower and will not impose personal liability upon the holder thereof.

The following terms shall apply to this Note:

Article I. Conversion Rights

1.1Conversion Right. The Holder shall have the right from time to time, and at any time during the period beginning on the date which is one hundred eighty (180) days following the date of this Note and ending on the later of: (i) the Maturity Date, or (ii) the date of payment of the Default Amount (as defined in Article III), each in respect of the remaining outstanding amount of this Note to convert all or any part of the outstanding and unpaid amount of this Note into fully paid and nonassessable shares of Common Stock, as such Common Stock exists on the Issue Date, or, in the event of a recapitalization or merger, any shares of capital stock or other securities of the Borrower into which such Common Stock shall hereafter be changed or reclassified at the conversion price (the AConversion Price@) determined as provided herein (a AConversion@) [The foregoing is not a ratchet provision; in the event of a recapitalization or merger, if common shareholder receive any other shares or interests, i.e., shares of a different issuer in the event of a merger, the Note will convert into such shares. That is the Note conversion rights will follow the merger.]; provided, however, that in no event shall the Holder be entitled to convert any portion of this Note in excess of that portion of this Note upon conversion of which the sum of (1) the number of shares of Common Stock beneficially owned by the Holder and its affiliates (other than shares of Common Stock which may be deemed beneficially owned through the ownership of the unconverted portion of the Notes or the unexercised or unconverted portion of any other security of the Borrower subject to a limitation on conversion or exercise analogous to the limitations contained herein) and (2) the number of shares of Common Stock issuable upon the conversion of the portion of this Note with respect to which the determination of this proviso is being made, would result in beneficial ownership by the Holder and its affiliates of more than 9.99% of the outstanding shares of Common Stock. For purposes of the proviso to the immediately preceding sentence, beneficial ownership shall be determined in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended (the AExchange Act@), and Regulations 13D-G thereunder, except as otherwise provided in clause (1) of such proviso. The beneficial ownership limitations on conversion as set forth in the section may NOT be waived by the Holder. The number of shares of Common Stock to be issued upon each conversion of this Note shall be determined by dividing the Conversion Amount (as defined below) by the applicable Conversion Price then in effect on the date specified in the notice of conversion, in the form attached hereto as Exhibit A (the ANotice of Conversion@), delivered to the Borrower by the Holder in accordance with Section 1.4 below; provided that the Notice of Conversion is submitted by facsimile or e-mail (or by other means resulting in, or reasonably expected to result in, notice) to the Borrower before 6:00 p.m., New York, New York time on such conversion date (the AConversion Date@); however, if the Notice of Conversion is sent after 6:00pm, New York, New York time the Conversion Date shall be the next business day. The term AConversion Amount@ means, with respect to any conversion of this Note, the sum of (1) the principal amount of this Note to be converted in such conversion plus (2) accrued and unpaid interest, if any, on such principal amount at the interest rates provided in this Note to the Conversion Date, plus (3) at the Holder=s option, Default Interest, if any, on the amounts referred to in the immediately preceding clauses (1) and/or (2) plus (4) at the Holder=s option, any amounts owed to the Holder pursuant to Sections 1.4 hereof.

1.1.1Rights of Qualification. The Holder shall have the right, which may be exercised at the Holder=s sole discretion, to convert any amount due under this Note into shares of any qualified Regulation A Offering under the Securities Act of 1933, as amended (the ASecurities Act@) of Borrower during the term of the any such Regulation A Offering, including Borrower=s current Regulation A Offering (File No. 024-12408). The number of shares to be issued upon any such conversion shall be in accordance with Section 1.2 of this Note. In conjunction with the rights granted to the Holder under this Section 1.1.1, Borrower shall, as may be required and while any amount due under this Note remains outstanding, (1) identify the Holder as a selling shareholder in each of its Regulation A Offering Circulars; and (2) qualify and allocate a sufficient number of shares of Common Stock to repay the remaining balance under the Note in full.

1.2Conversion Price. The Conversion Price shall equal the Variable Conversion Price (as defined herein) (subject to equitable adjustments for stock splits, stock dividends or rights offerings by the Borrower relating to the Borrower=s securities or the securities of any subsidiary of the Borrower, combinations, recapitalization, reclassifications, extraordinary distributions and similar events). The AVariable Conversion Price@ shall mean 25% multiplied by the Market Price (as defined herein) (representing a discount rate of 75%). AMarket Price@ means the closing price for the Common Stock on the trading day immediately preceding the date of any conversion. ATrading Day@ shall mean any day on which the Common Stock is tradable for any period on the OTC, or on the principal securities exchange or other securities market on which the Common Stock is then being traded.

Notwithstanding the foregoing paragraph, should the Holder exercise its conversion rights pursuant to Section 1.1.1 of this Note, the Conversion Price shall be equal to the then-current offering price of the applicable Regulation A Offering Statement.

1.3Authorized Shares. The Borrower covenants that during the period the conversion right exists, the Borrower will reserve from its authorized and unissued Common Stock a sufficient number of shares, free from preemptive rights, to provide for the issuance of Common Stock upon the full conversion of this Note issued pursuant to the Purchase Agreement. The Borrower is required at all times to have authorized and reserved four and one half times the number of shares that would be issuable upon full conversion of the Note (assuming that the 9.99% limitation set forth in Section 1.1 is not in effect) (based on the respective Conversion Price of the Note (as defined in Section 1.2) in effect from time to time, initially 20,000,000 shares) (the AReserved Amount@). The Reserved Amount shall be increased (or decreased with the written consent of the Holder) from time to time in accordance with the Borrower=s obligations hereunder. The Borrower represents that upon issuance, such shares will be duly and validly issued, fully paid and non-assessable. In addition, if the Borrower shall issue any securities or make any change to its capital structure which would change the number of shares of Common Stock into which the Notes shall be convertible at the then current Conversion Price, the Borrower shall at the same time make proper provision so that thereafter there shall be a sufficient number of shares of Common Stock authorized and reserved, free from preemptive rights, for conversion of the outstanding Note. The Borrower (i) acknowledges that it has irrevocably instructed its transfer agent to issue certificates for the Common Stock issuable upon conversion of this Note, and (ii) agrees that its issuance of this Note shall constitute full authority to its officers and agents who are charged with the duty of executing stock certificates to execute and issue the necessary certificates for shares of Common Stock in accordance with the terms and conditions of this Note.

If, at any time the Borrower does not maintain the Reserved Amount it will be considered an Event of Default under Section 3.2 of the Note.

1.4Method of Conversion.

(a)Mechanics of Conversion. As set forth in Section 1.1 hereof, from time to time, and at any time, ending on the later of: (i) the Maturity Date and (ii) the date of payment of the Default Amount, this Note may be converted by the Holder in whole or in part at any time from time to time after the Issue Date, by (A) submitting to the Borrower a Notice of Conversion (by facsimile, e-mail or other reasonable means of communication dispatched on the Conversion Date prior to 6:00 p.m., New York, New York time) and (B) subject to Section 1.4(b), surrendering this Note at the principal office of the Borrower (upon payment in full of any amounts owed hereunder).

(b)Surrender of Note Upon Conversion. Notwithstanding anything to the contrary set forth herein, upon conversion of this Note in accordance with the terms hereof, the Holder shall not be required to physically surrender this Note to the Borrower unless the entire unpaid principal amount of this Note is so converted. The Holder and the Borrower shall maintain records showing the principal amount so converted and the dates of such conversions or shall use such other method, reasonably satisfactory to the Holder and the Borrower, so as not to require physical surrender of this Note upon each such conversion.

(c)Delivery of Common Stock Upon Conversion. Upon receipt by the Borrower from the Holder of a facsimile transmission or e-mail (or other reasonable means of communication) of a Notice of Conversion meeting the requirements for conversion as provided in this Section 1.4, the Borrower shall issue and deliver or cause to be issued and delivered to or upon the order of the Holder certificates for the Common Stock issuable upon such conversion within three (3) business days after such receipt (the ADeadline@) (and, solely in the case of conversion of the entire unpaid principal amount hereof, surrender of this Note) in accordance with the terms hereof and the Purchase Agreement. Upon receipt by the Borrower of a Notice of Conversion, the Holder shall be deemed to be the holder of record of the Common Stock issuable upon such conversion, the outstanding principal amount and the amount of accrued and unpaid interest on this Note shall be reduced to reflect such conversion, and, unless the Borrower defaults on its obligations hereunder, all rights with respect to the portion of this Note being so converted shall forthwith terminate except the right to receive the Common Stock or other securities, cash or other assets, as herein provided, on such conversion. If the Holder shall have given a Notice of Conversion as provided herein, the Borrower=s obligation to issue and deliver the certificates for Common Stock shall be absolute and unconditional, irrespective of the absence of any action by the Holder to enforce the same, any waiver or consent with respect to any provision thereof, the recovery of any judgment against any person or any action to enforce the same, any failure or delay in the enforcement of any other obligation of the Borrower to the holder of record, or any setoff, counterclaim, recoupment, limitation or termination, or any breach or alleged breach by the Holder of any obligation to the Borrower, and irrespective of any other circumstance which might otherwise limit such obligation of the Borrower to the Holder in connection with such conversion.

(d)Delivery of Common Stock by Electronic Transfer. In lieu of delivering physical certificates representing the Common Stock issuable upon conversion, provided the Borrower is participating in the Depository Trust Company (ADTC@) Fast Automated Securities Transfer (AFAST@) program, upon request of the Holder and its compliance with the provisions set forth herein, the Borrower shall use its best efforts to cause its transfer agent to electronically transmit the Common Stock issuable upon conversion to the Holder by crediting the account of Holder=s Prime Broker with DTC through its Deposit Withdrawal Agent Commission (ADWAC@) system.

(e)Failure to Deliver Common Stock Prior to Deadline. Without in any way limiting the Holder=s right to pursue other remedies, including actual damages and/or equitable relief, the parties agree that if delivery of the Common Stock issuable upon conversion of this Note is not delivered by the Deadline (3 business days after receipt of Conversion Notice) due to action and/or inaction of the Borrower, the Borrower shall pay to the Holder $500 per day in cash, for each day beyond the Deadline that the Borrower fails to deliver such Common Stock (the AFail to Deliver Fee@); provided; however that the Fail to Deliver Fee shall not be due if the failure is a result of a third party (i.e., transfer agent; and not the result of any failure to pay such transfer agent) despite the best efforts of the Borrower to effect delivery of such Common Stock. Such cash amount shall be paid to Holder by the fifth day of the month following the month in which it has accrued or, at the option of the Holder (by written notice to the Borrower by the first day of the month following the month in which it has accrued), shall be added to the principal amount of this Note, in which event interest shall accrue thereon in accordance with the terms of this Note and such additional principal amount shall be convertible into Common Stock in accordance with the terms of this Note. The Borrower agrees that the right to convert is a valuable right to the Holder. The damages resulting from a failure, attempt to frustrate, interference with such conversion right are difficult if not impossible to qualify. Accordingly, the parties acknowledge that the liquidated damages provision contained in this Section 1.4(e) are justified.

1.5Concerning the Shares. The shares of Common Stock issuable upon conversion of this Note may not be sold or transferred unless: (i) the Borrower or its transfer agent shall have been furnished by the Holder with an opinion of counsel (which opinion shall be in form, substance and scope customary for opinions of counsel in comparable transactions) to the effect that the shares to be sold or transferred may be sold or transferred pursuant to an exemption from such registration (such as Rule 144 or a successor rule) (ARule 144@); or (ii) such shares are transferred to an Aaffiliate@ (as defined in Rule 144) of the Borrower who agrees to sell or otherwise transfer the shares only in accordance with this Section 1.5 and who is an Accredited Investor (as defined in the Purchase Agreement).

1.6Effect of Certain Events.

(a)Effect of Merger, Consolidation, Etc. At the option of the Holder, the sale, conveyance or disposition of all or substantially all of the assets of the Borrower, the effectuation by the Borrower of a transaction or series of related transactions in which more than 50% of the voting power of the Borrower is disposed of, or the consolidation, merger or other business combination of the Borrower with or into any other Person (as defined below) or Persons when the Borrower is not the survivor shall be deemed to be an Event of Default (as defined in Article III) pursuant to which the Borrower shall be required to pay to the Holder upon the consummation of and as a condition to such transaction an amount equal to the Default Amount (as defined in Article III). APerson@ shall mean any individual, corporation, limited liability company, partnership, association, trust or other entity or organization.

(b)Adjustment Due to Merger, Consolidation, Etc. If, at any time when this Note is issued and outstanding and prior to conversion of all of the Note, there shall be any merger, consolidation, exchange of shares, recapitalization, reorganization, or other similar event, as a result of which shares of Common Stock of the Borrower shall be changed into the same or a different number of shares of another class or classes of stock or securities of the Borrower or another entity, or in case of any sale or conveyance of all or substantially all of the assets of the Borrower other than in connection with a plan of complete liquidation of the Borrower, then the Holder of this Note shall thereafter have the right to receive upon conversion of this Note, upon the basis and upon the terms and conditions specified herein and in lieu of the shares of Common Stock immediately theretofore issuable upon conversion, such stock, securities or assets which the Holder would have been entitled to receive in such transaction had this Note been converted in full immediately prior to such transaction (without regard to any limitations on conversion set forth herein), and in any such case appropriate provisions shall be made with respect to the rights and interests of the Holder of this Note to the end that the provisions hereof (including, without limitation, provisions for adjustment of the Conversion Price and of the number of shares issuable upon conversion of the Note) shall thereafter be applicable, as nearly as may be practicable in relation to any securities or assets thereafter deliverable upon the conversion hereof. The Borrower shall not affect any transaction described in this Section 1.6(b) unless (a) it first gives, to the extent practicable, ten (10) days prior written notice (but in any event at least five (5) days prior written notice) of the record date of the special meeting of shareholders to approve, or if there is no such record date, the consummation of, such merger, consolidation, exchange of shares, recapitalization, reorganization or other similar event or sale of assets (during which time the Holder shall be entitled to convert this Note) and (b) the resulting successor or acquiring entity (if not the Borrower) assumes by written instrument the obligations of this Note. The above provisions shall similarly apply to successive consolidations, mergers, sales, transfers or share exchanges.

(c)Adjustment Due to Distribution. If the Borrower shall declare or make any distribution of its assets (or rights to acquire its assets) to holders of Common Stock as a dividend, stock repurchase, by way of return of capital or otherwise (including any dividend or distribution to the Borrower=s shareholders in cash or shares (or rights to acquire shares) of capital stock of a subsidiary (i.e., a spin-off)) (a ADistribution@), then the Holder of this Note shall be entitled, upon any conversion of this Note after the date of record for determining shareholders entitled to such Distribution, to receive the amount of such assets which would have been payable to the Holder with respect to the shares of Common Stock issuable upon such conversion had such Holder been the holder of such shares of Common Stock on the record date for the determination of shareholders entitled to such Distribution. [NOTE: This is not a ratchet provision, it simply prohibits the issuer from effecting a distribution of assets or stock while attempting to avoid conversion or payment of the note (i.e., in the event of an asset distribution which renders the company a shell company, without the foregoing language, although it would be a default, the note holder would be left with little other remedies to attempt to be repaid from the spin off entity). Note that the language does not change the conversion price formula.]

1.7Prepayment. This Note may be prepaid at any time without penalty. The Holder=s conversion rights herein shall not be affected in any way until the Note is fully paid (funds received by the Holder).

ARTICLE II. CERTAIN COVENANTS

2.1Sale of Assets. So long as the Borrower shall have any obligation under this Note, the Borrower shall not, sell, lease or otherwise dispose of any significant portion of its assets outside the ordinary course of business. Any consent to the disposition of any assets may not be unreasonably withheld as long as such disposition does not render the Borrower a Ashell company@ as such term is defined in Rule 144.

ARTICLE III. EVENTS OF DEFAULT

If any of the following events of default (each, an AEvent of Default@) shall occur:

3.1Failure to Pay Principal and Interest. The Borrower fails to pay the principal hereof or interest thereon when due on this Note, whether at maturity or upon acceleration and such breach continues for a period of five (5) days after written notice from the Holder.

3.2Conversion and the Shares. The Borrower fails to issue shares of Common Stock to the Holder (or announces or threatens in writing that it will not honor its obligation to do so) upon exercise by the Holder of the conversion rights of the Holder in accordance with the terms of this Note, fails to transfer or cause its transfer agent to transfer (issue) (electronically or in certificated form) any certificate for shares of Common Stock issued to the Holder upon conversion of or otherwise pursuant to this Note as and when required by this Note, the Borrower directs its transfer agent not to transfer or delays, impairs, and/or hinders its transfer agent in transferring (or issuing) (electronically or in certificated form) any certificate for shares of Common Stock to be issued to the Holder upon conversion of or otherwise pursuant to this Note as and when required by this Note, or fails to remove (or directs its transfer agent not to remove or impairs, delays, and/or hinders its transfer agent from removing) any restrictive legend (or to withdraw any stop transfer instructions in respect thereof) on any certificate for any shares of Common Stock issued to the Holder upon conversion of or otherwise pursuant to this Note as and when required by this Note (or makes any written announcement, statement or threat that it does not intend to honor the obligations described in this paragraph) and any such failure shall continue uncured (or any written announcement, statement or threat not to honor its obligations shall not be rescinded in writing) for three (3) business days after the Holder shall have delivered a Notice of Conversion. It is an obligation of the Borrower to remain current in its obligations to its transfer agent. It shall be an event of default of this Note, if a conversion of this Note is delayed, hindered or frustrated due to a balance owed by the Borrower to its transfer agent. If at the option of the Holder, the Holder advances any funds to the Borrower=s transfer agent in order to process a conversion, such advanced funds shall be paid by the Borrower to the Holder within forty-eight (48) hours of a demand from the Holder.

3.3Breach of Covenants. The Borrower breaches any material covenant or other material term or condition contained in this Note and any collateral documents including but not limited to the Purchase Agreement and such breach continues for a period of twenty (20) days after written notice thereof to the Borrower from the Holder.

3.4Breach of Representations and Warranties. Any representation or warranty of the Borrower made herein or in any agreement, statement or certificate given in writing pursuant hereto or in connection herewith (including, without limitation, the Purchase Agreement), shall be false or misleading in any material respect when made and the breach of which has (or with the passage of time will have) a material adverse effect on the rights of the Holder with respect to this Note or the Purchase Agreement.

3.5Receiver or Trustee. The Borrower or any subsidiary of the Borrower shall make an assignment for the benefit of creditors, or apply for or consent to the appointment of a receiver or trustee for it or for a substantial part of its property or business, or such a receiver or trustee shall otherwise be appointed.

3.6Bankruptcy. Bankruptcy, insolvency, reorganization or liquidation proceedings or other proceedings, voluntary or involuntary, for relief under any bankruptcy law or any law for the relief of debtors shall be instituted by or against the Borrower or any subsidiary of the Borrower.

3.7Delisting of Common Stock. The Borrower shall fail to maintain the listing of the Common Stock on at least one of the OTC (which specifically includes the quotation platforms maintained by the OTC Markets Group) or an equivalent replacement exchange, the Nasdaq National Market, the Nasdaq SmallCap Market, the New York Stock Exchange, or the American Stock Exchange.

3.8[Omitted].

3.9Liquidation. Any dissolution, liquidation, or winding up of Borrower or any substantial portion of its business.

3.10Cessation of Operations. Any cessation of operations by Borrower rendering the Borrower a Ashell company@ as such term is defined in Rule 144, or Borrower admits it is otherwise generally unable to pay its debts as such debts become due, provided, however, that any disclosure of the Borrower=s ability to continue as a Agoing concern@ shall not be an admission that the Borrower cannot pay its debts as they become due.

3.11Financial Statement Restatement. The restatement of any financial statements filed by the Borrower with OTC Markets at any time after 180 days after the Issuance Date for any date or period until this Note is no longer outstanding, if the result of such restatement would, by comparison to the un-restated financial statement, have constituted a material adverse effect on the rights of the Holder with respect to this Note or the Purchase Agreement.

3.12Replacement of Transfer Agent. In the event that the Borrower proposes to replace its transfer agent, the Borrower fails to provide, prior to the effective date of such replacement, a fully executed Irrevocable Transfer Agent Instructions in a form as initially delivered pursuant to the Purchase Agreement (including but not limited to the provision to irrevocably reserve shares of Common Stock in the Reserved Amount) signed by the successor transfer agent to Borrower and the Borrower.

3.13Cross-Default. Notwithstanding anything to the contrary contained in this Note or the other related or companion documents, a breach or default by the Borrower of any covenant or other term or condition contained in any of the Other Agreements, after the passage of all applicable notice and cure or grace periods, shall, at the option of the Holder, be considered a default under this Note and the Other Agreements, in which event the Holder shall be entitled (but in no event required) to apply all rights and remedies of the Holder under the terms of this Note and the Other Agreements by reason of a default under said Other Agreement or hereunder. AOther Agreements@ means, collectively, all agreements and instruments between, among or by: (1) the Borrower, and, or for the benefit of, (2) the Holder and any affiliate of the Holder, including, without limitation, promissory notes; provided, however, the term AOther Agreements@ shall not include the related or companion documents to this Note. Each of the loan transactions will be cross-defaulted with each other loan transaction and with all other existing and future debt of Borrower to the Holder.

Upon the occurrence and during the continuation of any Event of Default specified in Section 3.1 (solely with respect to failure to pay the principal hereof or interest thereon when due at the Maturity Date), the Note shall become immediately due and payable and the Borrower shall pay to the Holder, in full satisfaction of its obligations hereunder, an amount equal to the Default Sum (as defined herein). UPON THE OCCURRENCE AND DURING THE CONTINUATION OF ANY EVENT OF DEFAULT SPECIFIED IN SECTION 3.2, THE NOTE SHALL BECOME IMMEDIATELY DUE AND PAYABLE AND THE BORROWER SHALL PAY TO THE HOLDER, IN FULL SATISFACTION OF ITS OBLIGATIONS HEREUNDER, AN AMOUNT EQUAL TO: (Y) THE DEFAULT SUM (AS DEFINED HEREIN); MULTIPLIED BY (Z) TWO (2). Upon the occurrence and during the continuation of any Event of Default specified in Sections 3.1 (solely with respect to failure to pay the principal hereof or interest thereon when due on this Note or upon acceleration), 3.3, 3.4, 3.7, 3.8, 3.10, 3.11, 3.12, 3.13, and/or 3.14 exercisable through the delivery of written notice to the Borrower by such Holders (the ADefault Notice@), and upon the occurrence of an Event of Default specified the remaining sections of Articles III (other than failure to pay the principal hereof or interest thereon at the Maturity Date specified in Section 3,1 hereof), the Note shall become immediately due and payable and the Borrower shall pay to the Holder, in full satisfaction of its obligations hereunder, an amount equal to 150% times the sum of (w) the then outstanding principal amount of this Note plus (x) accrued and unpaid interest on the unpaid principal amount of this Note to the date of payment (the AMandatory Prepayment Date@) plus (y) Default Interest, if any, on the amounts referred to in clauses (w) and/or (x) plus (z) any amounts owed to the Holder pursuant to Sections 1.3 and 1.4(g) hereof (the then outstanding principal amount of this Note to the date of payment plus the amounts referred to in clauses (x), (y) and (z) shall collectively be known as the ADefault Amount@) and all other amounts payable hereunder shall immediately become due and payable, all without demand, presentment or notice, all of which hereby are expressly waived, together with all costs, including, without limitation, legal fees and expenses, of collection, and the Holder shall be entitled to exercise all other rights and remedies available at law or in equity.

If the Borrower fails to pay the Default Amount within five (5) business days of written notice that such amount is due and payable and the details of the determination of such amount, then the Holder shall have the right at any time, so long as the Borrower remains in default (and so long and to the extent that there are sufficient authorized shares), to require the Borrower, upon written notice, to immediately issue, in lieu of the Default Amount, the number of shares of Common Stock of the Borrower equal to the Default Amount divided by the Conversion Price then in effect.

ARTICLE IV. MISCELLANEOUS

4.1Failure or Indulgence Not Waiver. No failure or delay on the part of the Holder in the exercise of any power, right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privileges. All rights and remedies existing hereunder are cumulative to, and not exclusive of, any rights or remedies otherwise available.

4.2Notices. All notices, demands, requests, consents, approvals, and other communications required or permitted hereunder shall be in writing and, unless otherwise specified herein, shall be (i) personally served, (ii) deposited in the mail, registered or certified, return receipt requested, postage prepaid, (iii) delivered by reputable air courier service with charges prepaid, or (iv) transmitted by hand delivery, telegram, or facsimile, addressed as set forth below or to such other address as such party shall have specified most recently by written notice. Any notice or other communication required or permitted to be given hereunder shall be deemed effective (a) upon hand delivery or delivery by facsimile, with accurate confirmation generated by the transmitting facsimile machine, at the address or number designated below (if delivered on a business day during normal business hours where such notice is to be received), or the first business day following such delivery (if delivered other than on a business day during normal business hours where such notice is to be received) or (b) on the second business day following the date of mailing by express courier service, fully prepaid, addressed to such address, or upon actual receipt of such mailing, whichever shall first occur. The addresses for such communications shall be:

If to the Borrower, to:___________

___________

If to the Holder:Real Time Funding Resources, LLC

1712 Pioneer Avenue, Suite 2589, Cheyenne, Wyoming 82001

4.3Amendments. This Note and any provision hereof may only be amended by an instrument in writing signed by the Borrower and the Holder. The term ANote@ and all reference thereto, as used throughout this instrument, shall mean this instrument (and the other Notes issued pursuant to the Purchase Agreement) as originally executed, or if later amended or supplemented, then as so amended or supplemented.

4.4Assignability. This Note shall be binding upon the Borrower and its successors and assigns, and shall inure to be the benefit of the Holder and its successors and assigns. Each transferee of this Note must be an Aaccredited investor@ (as defined in Rule 501(a) of the Securities and Exchange Commission). Notwithstanding anything in this Note to the contrary, this Note may be assigned by the Holder without the consent of the Borrower.

4.5Cost of Collection. If default is made in the payment of this Note, the Borrower shall pay the Holder hereof costs of collection, including reasonable attorneys= fees.

4.6Governing Law. This Note shall be governed by and construed in accordance with the laws of the State of Louisiana without regard to principles of conflicts of laws. Any action brought by either party against the other concerning the transactions contemplated by this Note shall be brought only in the state courts of Texas or in the federal courts located in Austin, Texas. The parties to this Note hereby irrevocably waive any objection to jurisdiction and venue of any action instituted hereunder and shall not assert any defense based on lack of jurisdiction or venue or based upon forum non conveniens. The Borrower and Holder waive trial by jury. The prevailing party shall be entitled to recover from the other party its reasonable attorney=s fees and costs. In the event that any provision of this Note or any other agreement delivered in connection herewith is invalid or unenforceable under any applicable statute or rule of law, then such provision shall be deemed inoperative to the extent that it may conflict therewith and shall be deemed modified to conform with such statute or rule of law. Any such provision which may prove invalid or unenforceable under any law shall not affect the validity or enforceability of any other provision of any agreement. Each party hereby irrevocably waives personal service of process and consents to process being served in any suit, action or proceeding in connection with this Note, any agreement or any other document delivered in connection with this Note by mailing a copy thereof via registered or certified mail or overnight delivery (with evidence of delivery) to such party at the address in effect for notices to it under this Note and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any other manner permitted by law.

4.7Purchase Agreement. By its acceptance of this Note, each party agrees to be bound by the applicable terms of the Purchase Agreement.

4.8Remedies. The Borrower acknowledges that a breach by it of its obligations hereunder will cause irreparable harm to the Holder, by vitiating the intent and purpose of the transaction contemplated hereby. Accordingly, the Borrower acknowledges that the remedy at law for a breach of its obligations under this Note will be inadequate and agrees, in the event of a breach or threatened breach by the Borrower of the provisions of this Note, that the Holder shall be entitled, in addition to all other available remedies at law or in equity, and in addition to the penalties assessable herein, to an injunction or injunctions restraining, preventing or curing any breach of this Note and to enforce specifically the terms and provisions thereof, without the necessity of showing economic loss and without any bond or other security being required.

IN WITNESS WHEREOF, Borrower has caused this Note to be signed in its name by its duly authorized officer this on June 14, 2024.

SOFTWARE EFFECTIVE SOLUTIONS, INC.

By:

EXHIBIT A

FORM OF NOTICE OF CONVERSION

The undersigned hereby elects to convert $ ___________________ principal amount of the Note (defined below) into that number of shares of Common Stock to be issued pursuant to the conversion of the Note (ACommon Stock@) as set forth below, of Software Effective Solutions, Inc., a Louisiana corporation (the ABorrower@), according to the conditions of the convertible note of the Borrower dated as of June 14, 2024 (the ANote@), as of the date written below. No fee will be charged to the Holder for any conversion, except for transfer taxes, if any.

Box Checked as to applicable instructions:

GThe Borrower shall electronically transmit the Common Stock issuable pursuant to this Notice of Conversion to the account of the undersigned or its nominee with DTC through its Deposit Withdrawal Agent Commission system (ADWAC Transfer@).

Name of DTC Prime Broker: __________________________________________________________________

Account Number: ___________________________________________________________________________

GThe undersigned hereby requests that the Borrower issue a certificate or certificates for the number of shares of Common Stock set forth below (which numbers are based on the Holder=s calculation attached hereto) in the name(s) specified immediately below or, if additional space is necessary, on an attachment hereto:

Date of conversion:______________________________

Applicable Conversion Price:$_____________________________

Number of shares of common stock to be issued

pursuant to conversion of the Notes:______________________________

Amount of Principal Balance due remaining

under the Note after this conversion:______________________________

[ Name of Holder ]

By: ______________________________